SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C.  20549

                                 FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
    Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

Commission File Number:    0-14314

AMERICA FIRST TAX EXEMPT MORTGAGE FUND LIMITED PARTNERSHIP
(Exact name of registrant as specified in its character)

1004 Farnam Street, Suite 400, Omaha, Nebraska 68102, (402) 444-1630 (Address, including zip code, and telephone number including area code, of registrant's principal executive offices)

Beneficial Unit Certificates ("BUCs") representing assigned limited partnership interests
(Title of each class of securities covered by this Form)

None.
(Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


Please place an X in the box(es) below to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12(g)-4(a)(1)(i)  [X]          Rule 12(h)-3(b)(1)(ii) [ ]

     Rule 12(g)-4(a)(1)(ii) [ ]          Rule 12(h)-3(b)(2)(i)  [ ]

     Rule 12(g)-4(a)(2)(i)  [ ]          Rule 12(h)-3(b)(2)(ii) [ ]

     Rule 12(g)-4(a)(2)(ii) [ ]          Rule 15(d)-6           [ ]

     Rule 12(h)-3(b)(1)(i)  [ ]

Approximate number of holders of record as of the certification or notice
date:  	0
































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Pursuant to the requirements of the Securities Exchange Act of 1934, America
First Tax Exempt Investors, L.P. (the surviving limited partnership of a merger with the Registrant) has caused this certification/notice to be signed on behalf of the Registrant by the undersigned duly authorized person.

Date:  	April 1, 1999 		                  AMERICA FIRST TAX EXEMPT INVESTORS,
                                          L.P. (the surviving limited
                                          partnership of a merger with the
                                          Registrant

                                         	By:	America First Capital Associates
                                             	Limited Partnership Two, its
                                             	general partner

                                         	By:	America First Companies, L.L.C.,
                                             	general partner of America First
                                             	Capital Associates Limited
                                              Partnership Two


                                         	By: /s/ Michael Thesing
                                							       Michael Thesing, Vice President




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